SUMMER ENERGY HOLDINGS, INC.

AUDIT COMMITTEE CHARTER

As adopted by the Board of Directors on
April 2, 2012

I.           Purposes of the Committee

The primary purpose of the Audit Committee (the “Committee”) is oversight. The Committee shall assist the Board of Directors (the “Board”) of Summer Energy Holdings, Inc. (the “Company”) in fulfilling its responsibility to oversee:

•	Management’s conduct of the Company’s financial reporting process;
•	The integrity of the financial statements and other financial information provided by the Company to the Securities and Exchange Commission (the “SEC”) and the public;
•	The Company’s system of internal accounting and financial controls;
•	The Company’s compliance with legal and regulatory requirements;
•	The performance of the Company’s internal audit function;
•	The independent auditors’ qualifications, performance, and independence; and
•	The annual independent audit of the Company’s financial statements.

The Committee shall have direct authority and responsibility to appoint (subject to shareholder ratification), compensate, retain, and oversee the independent auditors.

The Committee shall also prepare the Committee’s report that the SEC rules require be included in the Company’s annual proxy statement.

The Company’s management is responsible for preparing the Company’s financial statements. The independent auditors are responsible for auditing those financial statements. Management, including the internal audit function, and the independent auditors, have more time, knowledge, and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements, or any professional certification as to the independent auditors’ work, including with respect to auditor independence. Each member of the Committee shall be entitled to rely on the integrity of people and organizations from whom the Committee receives information and the accuracy of such information, including representations by management and the independent auditors regarding non-audit services provided by the independent auditors.

II.           Committee Membership

The Committee shall have at least three (3) members. Committee members shall be appointed by the Board from among its members and may be removed by the Board at any time. Each member of the Committee must satisfy such criteria of independence as the Board may establish and such additional regulatory or listing requirements as the Board may determine to be applicable or appropriate.

Accordingly, each member of the Committee shall be financially literate within a reasonable period of time after appointment to the Committee; must be “independent” within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934; and may not serve on more than two other public company audit committees unless the Board determines that such simultaneous service would not impair the ability of the member to serve effectively on the Committee. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC.

The actual number of members shall be determined from time to time by resolution of the Board. Two members of the Committee shall constitute a quorum thereof.

III.           Committee Structure and Operations

The Chair of the Committee shall be designated by the Board. The Committee shall fix its own rules of procedure and shall meet where and as provided by such rules or by resolution of the Committee. In addition to the regular meeting schedule established by the Committee, the Chair of the Committee may call a special meeting at any time.

The Committee shall designate its Secretary.

In the absence of the Chair during any Committee meeting, the Committee may designate a Chair pro tempore.

The Committee shall act only on the affirmative vote of a majority of the members at a meeting or by unanimous written consent.

The Committee may establish sub-committees to carry out such duties as the Committee may assign.

IV.           Committee Activities

The following shall be the common recurring activities of the Committee in carrying out its purposes. These activities are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

a.
Appoint the independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for the coming year; approve the engagement fees and terms; and recommend ratification of that appointment by the shareholders.

b.
Pre-approve all audit and non-audit services to be provided by the independent auditors to the Company in accordance with the Committee’s policies and procedures, and regularly review: (a) the adequacy of the Committee’s policies and procedures for pre-approving the use of the independent auditors for audit and non-audit services with a view to auditor independence; (b) the audit and non-audit services pre-approved in accordance with the Committee’s policies and procedures; and (c) fees paid to the independent auditors for pre-approved audit and non-audit services.

c.
Regularly review with the independent auditors: (a) the arrangements for and the scope of the independent auditors’ audit of the Company’s consolidated financial statements; (b) the results of the audit by the Company’s independent auditors of the Company’s consolidated financial statements; (c) any audit problems or difficulties encountered by the independent auditors and management’s response; (d) any significant deficiency in the design or the operation of the Company’s internal accounting controls identified by the independent auditors and any resulting recommendations; (e) all critical accounting policies and practices used by the Company; (f) all alternative accounting treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditors; and (g) all other material written communications between the independent auditors and management. The Committee shall have ultimate authority to resolve any disagreement between management and the independent auditors regarding financial reporting.

d.	Review major changes to the Company’s auditing and accounting principles and practices based on advice of the independent auditors, the Chief Financial Officer, or management.

e.
At least annually, obtain and review a report by the independent auditors describing: (a) the firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five (5) years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditors and the Company covered by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ independence. The Committee shall discuss such report with the independent auditors, including issues that impact the independent auditors’ qualifications, performance, or independence.

f.
Evaluate, along with the other members of the Board, management and the Chief Financial Officer, the qualifications, performance, and independence of the independent auditors, including the performance of the lead audit partner.

g.	Monitor regular rotation of audit partners by the independent auditors as required by law.

h.
The Committee, along with the other members of the Board, shall discuss with management and the independent auditors the audited financial statements to be included in the Company’s Annual Report on Form 10-K, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Committee shall review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 114 (“SAS No. 114”), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors’ judgments about the quality of the Company’s accounting practices.

i.
Discuss with the independent auditors and management the Company’s interim financial results to be included in each quarterly report on Form 10-Q, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Each such review shall include any matters required to be discussed by SAS No. 114, and shall occur prior to the Company’s filing of the related Form 10-Q with the SEC.

j.
Maintain and periodically review the Company’s procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company, of concerns regarding questionable accounting or auditing matters.

k.
Confer with the Chief Financial Officer, management, and the independent auditors as requested by any of them or by the Committee, at least annually, and review their reports with respect to the functioning, quality, and adequacy of programs for compliance with the Company’s policies and procedures regarding business ethics, financial controls, and internal auditing, including information regarding violations or probable violations of such policies.

l.	Discuss from time to time the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

m.	Discuss from time to time the Company’s policies with respect to risk assessment and risk management.

n.	Maintain hiring policies for employees and former employees of the independent auditors.

o.	Review the expenses of officers of the Company who are also members of the Board and such other officers as it may deem appropriate.

p.
Review with the Chief Financial Officer, at least annually, the activities, budget, staffing, and structure of the internal auditing function of the Company and its subsidiaries, including their evaluations of the performance of that function and any recommendations with respect to improving the performance of or strengthening of that function. As appropriate, the Committee shall review the reports of any internal auditor on a financial safeguard problem that has not resulted in corrective action or has not otherwise been resolved to the auditor’s satisfaction at any intermediate level of audit management.

q.	From time to time, meet separately with management, the internal auditors, and the independent auditors to discuss issues warranting attention by the Committee.

r.	Prepare any report or other disclosure by the Committee required to be included in any proxy statement for the election of the Company’s directors under the rules of the SEC.

s.	Take other such actions and do other such things as may be referred to it from time to time by the Board.

V.           Committee Evaluation

The Committee will annually complete a self-evaluation of the Committee’s own performance and effectiveness and will consider whether any changes to the Committee’s charter are appropriate.

VI.           Committee Reports

The Chair of the Committee will report regularly to the full Board on the Committee’s activities, findings, and recommendations, including the results of the Committee’s self-evaluation and any recommended changes to the Committee’s charter.

VII.           Resources and Authority of the Committee

The Committee has exclusive authority with respect to the retention of the independent auditors described in Section IV of this charter. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company. The Committee also has the authority to retain outside advisors, including legal counsel, auditors, or other experts, as it deems appropriate; to approve the fees and expenses of such advisors; and to incur such other ordinary administrative expenses as are necessary or appropriate in carrying out its duties.